21.          Subsidiaries

INS  Acquisition  Sub,  Inc.
National  Care  Resources  -  Colorado,  Inc.
National  Care  Resources  -  New  York,  Inc.
National  Care  Resources  -  Texas,  Inc.
National  Care  Resources  -  Travel,  Inc.
JJ  Care  Resources
TherAmerica,  Inc.
Cymedix  Lynx  Corporation